Free Writing Prospectus

VanEck Merk Gold Trust

2020-07-28 VanEck presentation (Investment case for gold)

0001546652

Pursuant to 433/164

333-238022

The Investment Case for Gold June 2020 An update on recent economic trends and gold’s role in a portfolio from a trusted leader in the space

This material does not constitute an offer to sell or solicitation to buy any security, including shares of any Fund . An offer or solicitation will be made only through a Fund’s prospectus or summary prospectus and will be subject to the terms and conditions contained . This material and the information provided herein are not directed at or intended for distribution to any person (or entity) who is a citizen or resident of (or located or established in) any jurisdiction where the distribution of these materials and/or the purchase or sale of interests of a Fund would be contrary to applicable law or regulation or would subject a Fund to any registration or licensing requirement in such jurisdiction . Persons who wish to review this material are required to inform themselves about and to observe any legal or regulatory restrictions which may affect their eligibility to make an investment in a Fund . Professional advice should be sought in cases of doubt . Any projections, market outlooks or estimates in this material are forward - looking statements and are based upon certain assumptions that are solely the opinion of VanEck . Any projections, outlooks or assumptions should not be construed to be indicative of the actual events which will occur . Further, any information regarding portfolio composition, portfolio composition methodology, investment process or limits, or valuation methods of evaluating companies and markets are intended as guidelines which may be modified or changed by VanEck at any time in its sole discretion without notice . Any performance presented herein is for illustrative purposes only . Historical information is not indicative of future results ; current data may differ from data quoted . Performance results for the Fund(s) reflects temporary fee waiver and for expense reimbursement ; current performance may be lower or higher than the performance quoted . Had the Fund(s) incurred all expenses and fees, investment returns would have been reduced . Each index listed is unmanaged and the returns include the reinvestment of all dividends, but do not reflect the payment of transaction costs, advisory fees or expenses that are associated with an investment in any fund . An index’s performance is not illustrative of a Fund’s performance . You cannot invest in an index . Please call 800 . 826 . 2333 for more recent performance information . Non - VanEck proprietary information contained herein has been obtained from sources believed to be reliable, but not guaranteed. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission of VanEck. ©2020, VanEck. VanEck International Investors Gold Fund You can lose money by investing in the Fund . Any investment in the Fund should be part of an overall investment program, not a complete program . The Fund is subject to the risks associated with concentrating its assets in the gold industry, which can be significantly affected by international economic, monetary and political developments . The Fund’s overall portfolio may decline in value due to developments specific to the gold industry . The Fund’s investments in foreign securities involve risks related to adverse political and economic developments unique to a country or a region, currency fluctuations or controls, and the possibility of arbitrary action by foreign governments, or political, economic or social instability . The Fund is subject to risks associated with investments in Canadian issuers, commodities and commodity - linked derivatives, commodities and commodity - linked derivatives tax, gold - mining industry, derivatives, direct investments, emerging market securities, foreign currency transactions, foreign securities, other investment companies, management, market, non - diversification, operational, regulatory, small - and medium - capitalization companies and subsidiary risks . Investing involves risk, including possible loss of principal . An investor should consider investment objectives, risks, charges and expenses of the investment company carefully before investing . The prospectus and summary prospectus contain this and other information . Please read them carefully before investing . VanEck Vectors Gold Miners ETF (GDX) and VanEck Vectors Junior Gold Miners ETF (GDXJ) Gold - and silver - related investments, including gold exchange - traded funds (ETFs), are subject to risks including bullion price volatility, changes in world political developments, competitive pressures and risks associated with foreign investments . In times of stable economic growth, the value of gold, silver and other precious metals may be adversely affected . Mining companies are subject to elevated risks, which include, among others, competitive pressures, commodity and currency price fluctuations, and adverse governmental or environmental regulations . In particular, small and mid - cap mining companies may be subject to additional risks including inability to commence production and generate material revenues, significant expenditures and inability to secure financing, which may cause such companies to operate at a loss, greater volatility, lower trading volume and less liquidity than larger companies . Investors should be willing to accept a high degree of volatility and the potential of significant loss . The Funds may loan their securities, which may subject them to additional credit and counterparty risk . NYSE Arca Gold Miners Index is a service mark of ICE Data Indices, LLC or its affiliates (“ICE Data”) and has been licensed for use by VanEck Vectors ETF Trust (the “Trust”) in connection with VanEck Vectors Gold Miners ETF (the “Fund”) . Neither the Trust nor the Fund is sponsored, endorsed, sold or promoted by ICE Data . ICE Data makes no representations or warranties regarding the Trust or the Fund or the ability of the NYSE Arca Gold Miners Index to track general stock market performance . MVIS Global Junior Gold Miners Index is the exclusive property of MV Index Solutions GmbH (a wholly owned subsidiary of the Adviser), which has contracted with Solactive AG to maintain and calculate the Index . Solactive AG uses its best efforts to ensure that the Index is calculated correctly . Irrespective of its obligations towards MV Index Solutions GmbH, Solactive AG has no obligation to point out errors in the Index to third parties . The VanEck Vectors Junior Gold Miners ETF is not sponsored, endorsed, sold or promoted by MV Index Solutions GmbH and MV Index Solutions GmbH makes no representation regarding the advisability of investing in the Fund . Investing involves substantial risk and high volatility, including possible loss of principal . An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing . Please read the prospectus and summary prospectus carefully before investing . Van Eck Securities Corporation, Distributor of VanEck International Investors Gold Fund, VanEck Vectors Gold Miners ETF, and VanEck Vectors Junior Gold Miners ETF . 666 Third Avenue, New York, NY 10017 vaneck . com 800 . 826 . 2333 . Important Disclosures 2

VanEck Merk Gold Trust (OUNZ) The material must be preceded or accompanied by a prospectus . Before investing you should carefully consider the VanEck Merk Gold Trust's (the “Trust") investment objectives, risks, charges and expenses . Please read the prospectus carefully before investing . Investing involves risk, including possible loss of principal . The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act . Shares of the Trust are not subject to the same regulatory requirements as mutual funds . Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices . Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”) . Brokerage commissions will reduce returns . The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery . Delivery may take a considerable amount of time depending on your location . Commodities and commodity - index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities . Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value . The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares . The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them . The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time . Investing involves risk, and you could lose money on an investment in the Trust . For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus . The sponsor of the Trust is Merk Investments LLC (the “Sponsor”) . Van Eck Securities Corporation and Foreside Fund Services, LLC, provide marketing services to the Trust . © 2020 Merk Investments LLC . © 2020 VanEck . All trademarks, service marks or registered trademarks are the property of their respective owners . Important Disclosures 3

4 About VanEck 0 5 Investment Case for Gold Bullion 10 Investment Case for Gold Miners 21 Role of Gold Bullion in a Portfolio 27 VanEck’s Gold Investments 32 Table of Contents

About VanEck 5

VanEck’s mission is to strengthen portfolios by offering forward looking, intelligent solutions ▪ Transformative Investments : Started offering active strategies in international equities (1955), gold shares (1968), emerging markets (1993); added passive strategies in 2006 and has emerged as top 10 ETF sponsor globally ▪ Private Ownership : As an independent, private firm we can focus on client interests with a long - term perspective ▪ Accessible Management : We pride ourselves on being available to clients and engaging directly with them Mission and History 6

Corporate Overview

Today, VanEck manages $56 billion in assets

- Global headquarters in New York with robust lineups of local funds in Europe and Australia
- 295 full-time staff, including 50 investment professionals averaging 24 years of portfolio management experience
- Lead portfolio managers all have direct experience in the sectors and regions in which they invest
- Institutional and wealth management clients
- Our active funds and smart beta ETFs have won numerous performance awards



$1.7B
$0.5B
$3.0B
$3.5B
$4.1B
$4.5B
$5.2B
$33.6B
Global and International Equity
Municipal Bonds
Emerging Markets Equity
Emerging Markets and International Bonds
U.S. Equity
Corporate Bonds
Equity Income
Asset Allocation and Commodities

Data as of June 30, 2020. Awards received available at https://www.vaneck.com/about-vaneck/awards/

Strategies offered in mutual, pooled and off-shore funds, separate accounts, variable insurance portfolios, sub-advisory, ETFs and limited partnerships.

7

Over 50 Years of Gold Leadership 8 ▪ VanEck has led the development of strategies that allow investors to easily access the potential portfolio benefits of gold ▪ The firm launched the nation’s first gold fund (INIVX) in 1968 and also issued the first gold miners ETF (GDX) in 2006 VanEck’s History in Gold

VanEck's Full Range of Gold Investing Access

VanEck offers gold investing access through active strategies and gold ETFs providing exposure to both gold mining stocks and gold bullion

Actively Managed Gold Mining	Physical Gold with Option for Delivery	Index Exposure to Gold Mining	
INIVX VanEck International Investors Gold Fund	**OUNZ** VanEck® Merk® Gold Trust	**GDX®** VanEck Vectors® Gold Miners ETF	**GDXJ®** VanEck Vectors® Junior Gold Miners ETF

Please see important disclosures at the beginning of this presentation.

9

VanEck®

Investment Case for Gold Bullion 10

▪ New secular bull market began with Federal Reserve (Fed) rate hike in December 2015 ▪ Market broke out with Fed shift to easing in 2019 ▪ Overwhelming risks of pandemic drove gold to $1,800 in 2020 Gold Broke Out in 2019 11 Source: VanEck , Bloomberg. Data as of June 2020. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and definitions at end. Gold Price, 2008 to 2020 $500 $700 $900 $1,100 $1,300 $1,500 $1,700 $1,900 $2,100 Price ($/oz) New Gold Bull Market

▪ Current price trends hint at a potentially longer, sustained rally in gold — perhaps more similar to the secular rally of 2001 to 2008 ▪ While it is still too early to tell, we believe a similar rally (in today’s terms) would suggest gold prices well above $2,000/ oz , eventually 0% 100% 200% 300% 400% 500% 600% 0 4 8 12 16 20 24 28 32 36 40 44 48 52 56 60 64 68 72 76 80 Cumulative Gold Price Change Months Oct 1971 - Dec 1974 Aug 1976 - Sep 1980 Mar 2001 - Feb 2008 Oct 2008 - Aug 2011 Feb 1985 - Nov 1987 Feb 1993 - Feb 1996 Dec 2015 - Present Middle - Innings o f a Longer Secular Gold Bull Market? 12 Source: VanEck, Bloomberg. Data as of June 2020. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation an d d efinitions at end . Historical Gold Bull Market Rallies Secular: Cyclical: Current:

▪ Negative real rates have historically been a positive environment for gold ▪ Indicative of high financial risks ▪ Gold becomes an alternative to interest - bearing assets Are Negative Real Rates Here to Stay? 13 Source: VanEck , FactSet , Bloomberg . Data as of May 2020. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation an d d efinitions at end.. Gold vs. Real Rates $0 $250 $500 $750 $1,000 $1,250 $1,500 $1,750 $2,000 -6% -4% -2% 0% 2% 4% 6% 8% 10% Gold Price ($US/oz) Real U.S. Interest Rates U.S. Real Interest Rates Gold Price

▪ Industry no longer able to grow production ▪ Decline in discoveries (0 reported for 2017, 2018, and 2019), despite record spending on exploration ▪ Supply issues may become a driver in the future Gold Production Reaching a Plateau 14 Source: BofA Merrill Lynch Global Research; S&P Global Intelligence. Data as of December 2019. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and definitions at end. Gold Discoveries and Exploration Spending: 1990 to 2019 $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 0 20 40 60 80 100 120 140 160 180 US$ million Gold (millions of ounces) Gold discovered (Reserves, Resources) (Moz) Gold exploration budgets (US$ mn)

▪ Western demand (investment demand) in bullion ETPs and futures ▪ Investment demand more impactful than jewelry demand ▪ Positive trend of ETP inflows since 2015 Inflows to ETPs Driving Gold Prices 15 Source: VanEck , Bloomberg . Data as of June 2020. Not a recommendation to buy or sell any security . Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and definitions at end.. ETF Holdings of Gold 0 20 40 60 80 100 120 Total Known ETF Holdings in Gold (oz, Millions)

▪ Gold allocations are small compared to other asset classes ▪ We believe there is room for gold positions to continue to grow and investment demand to widen Gold Investment Demand Could Double from Current Levels 16 Source: Morningstar; VanEck. Data as of May 2020. COMEX Longs represent long positions (an investment that expects an asset to increase in price) in COMEX gold futures contrac ts which trade on the Chicago Mercantile Exchange Globex based on the price of gold. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation an d d efinitions at end. Gold Allocations (Gold ETFs + COMEX Longs as % of Global Funds Assets Under Management (AUM)) 0.2% 0.3% 0.4% 0.5% 0.6% 0.7% 0.8% 0.9% 1.0% Gold % Of Global AUM

▪ Though the pace has slowed in the near term, central banks have been continuing their long - term trend of gold buying ▪ Central bank buying has been one driver of increased demand for gold Central Banks Continue Gold Buying 17 Source: World Gold Council. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation an d d efinitions at end.. 0 500 1,000 1,500 2,000 2,500 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Gold Reserves (Tonnes) Central Bank Gold Reserves Have Been Increasing Q1 2000 - Q1 2020 China Russia India Turkey

0 1 2 3 4 5 6 7 8 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Trillions (USD) Federal Reserve (1/1/2010 - 6/30/2020) 0 1 2 3 4 5 6 7 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Trillions (EUR) European Central Bank (1/1/2010 - 6/30/2020) 0.0 0.2 0.4 0.6 0.8 1.0 1.2 1.4 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Trillions (SEK) Riksbank (Central Bank of Sweden) (1/1/2010 - 6/30/2020) 0 100 200 300 400 500 600 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Billions (CAD) Bank of Canada (1/1/2010 - 6/30/2020 ) 0 50 100 150 200 250 300 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Billions (AUD) Reserve Bank of Australia (1/1/2010 - 6/30/2020) 0 100 200 300 400 500 600 700 800 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Billions (GBP) Bank of England (1/1/2010 - 6/30/2020) Central Bank Balance Sheets Have Exploded 18 Source: central banks; Bloomberg. Data as of 6/30/2020. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation an d d efinitions at end. ▪ Because increases in balance sheets have historically moved in tandem with increases in gold prices, the recent spike in bala nce sheets may potentially be supportive of gold prices moving forward ▪ Major central bank balance sheets are up nearly 100% on average YTD +70% +33% +337% + 58% +32% + 46%

▪ Gold is more than a diversification and hedging tool ▪ Gold has outperformed many other asset classes since the beginning of the century Gold Has Outperformed in Modern Market 19 Source: Morningstar. Data as of 6/30/2020. US Stocks represented by S&P® 500 Index; US Bonds represented by Bloomberg Barclays US Aggregate Bond Index; Gold Bullion represented by LBMA PM Gold Price; US Treasuries represented by the Bloomberg Barclays US 1 - 3 Year Treasury Bond Index. Past performance is not indicative of future results. Indices are not securities in which investments can be made. An index’s performance is not illustrative of a fund’s performance. Please see important disclosures at the beginning of this pr ese ntation and definitions at end. 9.22% 5.74% 5.21% 2.94% 0 100 200 300 400 500 600 700 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Base Level = 100 Gold Outperformance over 20 Years (1/1/2000 - 6/30/2020) Gold Bullion US Stocks US Bonds US Treasuries

Gold H as Proven Its Value in Uncertain Markets 20 Source: Morningstar. Data as of 6/30/2020. US Stocks represented by S&P® 500 Index; Gold Bullion represented by LBMA PM Gold Price; US Treasuries represented by the Bloomberg Barclays US 1 - 3 Year Treasury Bond Index. Past performance is not indicative of future results. Indices are not securities in which investments ca n b e made. An index’s performance is not illustrative of a fund’s performance. Please see important disclosures at the beginning of this presentation and definitions at end. - 43% - 14% - 13% - 12% - 19% - 3% 5% 3% 2% 2% 2% 6% 18% 9% 8% 11% 5% 17% -50% -40% -30% -20% -10% 0% 10% 20% 2008 Global Financial Crisis 10/11/07 - 3/6/09 2010 Eurozone Crisis 4/20/10 - 7/1/10 2011 US Sovereign Debt Downgrade 7/25/11 - 8/9/11 2015 China Yuan Devaluation 8/18/15 - 2/11/16 2018 Fed Hike/ US-China Trade War 9/20/18 - 12/24/18 YTD COVID Crisis 1/1/20 - 6/30/20 Return Gold has Shined in Recent Crises US Stocks US Treasuries Gold Bullion

Investment Case for Gold Miners 21

▪ Major and Mid - Tier miner price/cash flow (P/CF) valuations have been below average in recent years and mid - tier/junior miners ha ve been deeply discounted on a price/net asset value (P/NAV) basis ▪ Gold miners historically have traded at prices above their valuations, based on cash flow and net asset value, due in part to investor expectations of excess return versus rising gold prices and the potential for gold discovery by these companies Gold Equity Valuations Currently at Attractive Levels 22 Source: RBC Capital Markets. Data as of June 2020. P/CF represents a company’s stock price to cash flow. P/NAV represents a company’s stock price to net asset value . Senior (or Major), Mid - Tier, and Junior miners are classifications developed by RBC Capital Markets based on their coverage universe and represent the amount of gold pr oduction by these companies. Seniors/Majors tend to be larger companies and produce the most gold per year followed by Mid - Tier miners which tend to be slightly smaller and produce less gold. Junior miner s tend to be smaller exploratory companies that produce little or no gold at present. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and def ini tions at end. Historical P/CF of Majors and Mid - Tiers (2006 – 2020) Adjusted P/NAV of North American Gold Producers (at Gold Spot) 2006 - 2011 14.8X 2012 - Pres. 7.5X 2006 - Pres 10.7X 0X 5X 10X 15X 20X 25X Consensus Forward P/CF (X) – Majors & Mid - Tiers 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x 1.50x 1.75x 2.00x 2.25x 2.50x 2.75x 3.00x 3.25x 3.50x 3.75x 4.00x Adjusted P/NAV - Spot Senior Mid-Tier Junior

▪ All - in mining costs, or what it costs a gold miner to extract gold, average around $900 per ounce ▪ Industry is currently free cash flow (FCF) positive above approximately $1,100 ▪ A $200 move in gold price (approximately 13%) has the potential to translate to strong double - digit increases in FCF Companies Now Able To Generate Significant Free Cash Flow 23 Source: VanEck , Company Reports. Data as of June 2020. Seniors miners produce approximately 1.5 - 6.0 million ounces of gold per year. Mid - Tier miners produce approximately 0.3 - 1.5 million ounces of gold per year. Junior miners (not pictured) produce approximately less than 0.3 million ounces of gold per year. Data displayed for Major and Mid - Tier miners. FCF represents a company’s free cas h flow. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and def ini tions at end. 2021 FCF At Varying Gold Prices (Seniors/Mid - Tiers) Average All - In Mine Costs ( Seniors/Mid - Tiers) $0 $5 $10 $15 $20 $25 US$ Billions $1,600 $1,800 $2,000 +41% +29% $400 $500 $600 $700 $800 $900 $1,000 2020E 2021E 2022E 2023E 2024- 2026E $US/oz

▪ Net debt levels of North American mid - tier and senior gold producers are currently at lows seen only once in the last decade ▪ On a Net Debt/EBITDA basis, they are currently as underleveraged as they have been in nearly two decades Gold Miners’ Balance Sheets Are Solid 24 Source : VanEck , FactSet . Data as of March 2020. EBITDA represents earnings before interest, taxes, depreciation, and amortization. Net Debt/EBITDA is a common ratio representing the amount of leverage employed by a company, or debt issues relative to earnings. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and def ini tions at end. Net Debt/EBITDA – Commonly Traded Gold Stocks vs. S&P 500 IAG NST SSRM OR AGI KL EVN FNV PAAS SAR BTO RGLD ABX AVG NEM FRES K NCM ASR ELD AUY OGC AEM AU GFI EDV SPX WPM PVG -2.0 -1.5 -1.0 -0.5 0.0 0.5 1.0 1.5 2.0 2.5 3.0 Net Debt/EBITDA

Gold Mining Industry Has Been Transformed

Newmont – Focus on Returns and Disciplined Capital Allocation

- Financially conservative – low debt levels, no hedging
- Maintain low costs
- Capital discipline – sequence projects, recent history of high IRRs, lower capex
- Incentivized to deliver profits not ounces

Recent history of:

Growing margins, Reserves and Resources

- Advancing our most profitable projects
- Investing in exploration across cycles

Maintaining investment grade balance sheet

- Liquidity of ~$5B and net debt to adj. EBITDA of 1.5x*
- Refinanced 2019 debt with 10-year notes at 2.800%
- Preserving balance sheet optionality and flexibility

Returning cash to shareholders

- Annualized dividend of $0.56/share
- Dividends of ~$900 million expected in 2019
- Commitment to long-term value creation

**Net debt to pro forma adjusted EBITDA shown for 2019 Q2, which reflects the addition of Goldcorp's pre-acquisition adjusted EBITDA on a U.S. GAAP basis to our adjusted EBITDA to include the full twelve months of Goldcorp results for the twelve months ended June 30, 2019.*

Source: VanEck, Newmont Mining Corporation. Data as of June 2019. EBITDA represents earnings before interest, taxes, depreciation, and amortization. Capex represents capital expenditures. Not a recommendation to buy or sell any security. Past performance is no guarantee of future results. As of 6/30/2020, Newmont represented 7.5% of INIVX net assets, and 13.7% of GDX net assets. Please see important disclosures at the beginning of this presentation and definitions at end.

25

VanEck®

Barrick – 2018 Sustainability Highlights ▪ Bring education, medicine, jobs, infrastructure to many impoverished regions ▪ Operate to stringent environmental standards ▪ Increasing focus on renewable energy Gold Industry Proactive on Environment and Social Activities 26 Source: VanEck; Barrick. Data as of December 2019 . Not a recommendation to buy or sell any security. Past performance is no guarantee of future results. As of 6/30/2020, Newmon t r epresented 7.4% of INIVX net assets, and 13.2% of GDX net assets. Please see important disclosures at the beginning of this presentation and definitions at end.

Role of Gold in a Portfolio 27

The Role if Gold in a Portfolio: Portfolio Diversification

- Low correlation with mainstream investments – global stocks and bonds, REITs
- May potentially enhance risk-adjusted returns

Asset Class Correlations, October 2004 – June 2020

	U.S. Stocks	International Stocks	Emerging Markets Stocks	Global Bonds	REITs	Gold Miners	Gold Bullion
U.S. Stocks	1.00						
International Stocks	0.88	1.00					
Emerging Markets Stocks	0.77	0.88	1.00				
REITs	0.73	0.67	0.59	1.00			
Global Bonds	0.27	0.44	0.45	0.37	1.00		
Gold Miners	0.23	0.32	0.45	0.19	0.52	1.00	
Gold Bullion	0.05	0.16	0.29	0.08	0.51	0.78	1.00

More Diversification   Less Diversification

Source: Morningstar, VanEck. Data as of June 2020. U.S Stocks represented by S&P® 500 Index; International Stocks represented by MSCI EAFE Index; Emerging Markets Stocks represented MSCI EM Index; REITS represented by FTSE NAREIT All Equity REIT Index; Global Bonds represented by Bloomberg Barclays Global Aggregate Bond Index; Gold Miners represented by NYSE Arca Gold Miners Index; Gold Bullion represented by LBMA PM Gold Price. Past performance is not indicative of future results. Indices are not securities in which investments can be made. An index's performance is not illustrative of a fund's performance. Please see important disclosures at the beginning of this presentation and definitions at end.

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VanEck®

▪ Gold has historically outperformed the broader market, e.g. DJIA, during — Deflationary periods (1930s, 2009) — High inflation (1970s) — M arket turmoil (2000s ) caused by asset bubbles The Role of Gold in a Portfolio: Hedge Against Systemic Risks 29 Source: Bloomberg, VanEck . Data as of June 2020. Dow/Gold Ratio represents the Dow Industrial Average divided by the price of gold. Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and definitions at end.. Dow/Gold Ratio, 1896 to 2020 — Increasing ratio indicates an increasing stock market and/or declining gold price. — Decreasing ratio indicates a declining stock market and/or increasing gold price. 0 5 10 15 20 25 30 35 40 45 Dow/Gold Ratio Chart Title Arrows indicate periods of gold outperformance

▪ Gold miners have historically exhibited higher risk and higher reward in gold bull markets ▪ Gold bullion had a lower volatility profile in both bull and bear markets offering return potential and defensive characteris tic s Miners Have Offered Leveraged Exposure to Gold 30 Source: Morningstar; VanEck. Data as of 6/30/2020. Standard Deviation is a historical measure of the variability of returns relative to the average annual return. A higher numb er indicates higher overall volatility . Past performance is no guarantee of future results. Please see important disclosures at the beginning of this presentation and def ini tions at end.. Gold Bullion Gold Miners 50/50 Portfolio -30.0 -28.0 -26.0 -24.0 -22.0 -20.0 -18.0 -16.0 -14.0 -12.0 -10.0 15.0 17.0 19.0 21.0 23.0 25.0 27.0 29.0 31.0 33.0 35.0 Return (%) Standard Deviation (%) Last Gold Bear Market 9/1/2011 - 12/31/2015 Gold Bullion Gold Miners 50/50 Portfolio 10.0 12.0 14.0 16.0 18.0 20.0 22.0 24.0 26.0 28.0 30.0 10.0 15.0 20.0 25.0 30.0 35.0 40.0 Return (%) Standard Deviation (%) Current Gold Bull Market 1/1/2016 - 6/30/2020

▪ Based on its defensive characteristics, an allocation to gold bullion may potentially limit the drawdowns, or declines from peak values, that have historically been associated with gold miner investment Bullion May Limit Miner Drawdown 31 Source: Morningstar; VanEck. Data as of 6/30/2020 . Drawdown refers to how much an investment declines from its peak value before it recovers back to that peak. Over time, an investment may have drawdowns from multiple peak values. Past performance is no guarantee of future results . Please see important disclosures at the beginning of this presentation and definitions at end.. -90.0 -80.0 -70.0 -60.0 -50.0 -40.0 -30.0 -20.0 -10.0 0.0 10/2004 3/2005 8/2005 1/2006 6/2006 11/2006 4/2007 9/2007 2/2008 7/2008 12/2008 5/2009 10/2009 3/2010 8/2010 1/2011 6/2011 11/2011 4/2012 9/2012 2/2013 7/2013 12/2013 5/2014 10/2014 3/2015 8/2015 1/2016 6/2016 11/2016 4/2017 9/2017 2/2018 7/2018 12/2018 5/2019 10/2019 3/2020 Drawdown (%) Reduced Drawdown in Turbulent Markets 10/2004 - 6/2020 50% Gold Bullion/50% Gold Miners LBMA Gold Price (Gold Bullion) NYSE Arca Gold Miners Index (Gold Miners)

VanEck’s Gold Investments 32

Providing Broad Access to Gold Investing

- VanEck has led the development of strategies that allow investors to easily access the potential portfolio benefits of gold
- Our approaches are tailored to meet investors' needs and preferences, whether active or passive via gold mining or bullion

	VanEck Gold Capabilities
Gold-Related Assets	**$23.4 Billion** (as of June 30, 2020)
Gold Strategies	▪ Actively Managed Gold Mining ▪ Passively Managed Gold Mining ▪ Passively Managed Gold Bullion (with the option of physical delivery)
Vehicle Availability	▪ U.S. Mutual Funds ▪ U.S. Insurance Trusts ▪ U.S. ETFs ▪ UCITS Funds ▪ Sub-Advisory Services ▪ Institutional Separate Accounts



Assets by Strategy (in Billion)
$22.0B
$0.3B
$1.2B
Actively Managed Gold Mining
Passively Managed Gold Mining
Passively Managed Gold Bullion

Data as of June 30, 2020.

33

VanEck®

VanEck's Full Range of Gold Investing Access

VanEck offers gold investing access through active strategies and gold ETFs providing exposure to both gold mining stocks and gold bullion

Actively Managed Gold Mining	Physical Gold with Option for Delivery	Index Exposure to Gold Mining	
INIVX VanEck International Investors Gold Fund	**OUNZ** VanEck® Merk® Gold Trust	**GDX®** VanEck Vectors® Gold Miners ETF	**GDXJ®** VanEck Vectors® Junior Gold Miners ETF

Please see important disclosures at the beginning of this presentation.

34

VanEck®

Fund Details Ticker OUNZ Inception Date 5/16/2014 Expense Ratio (%) 0.25 Net Assets ($M) 317.6 Custodian JPMorgan Chase Bank, N.A. Trustee Bank of New York Mellon VanEck’s Gold Investments – Gold Bullion 35 VanEck ® Merk ® Gold Trust provides investors with a convenient and cost - efficient way to buy and hold gold through an exchange - traded product with the option to take physical delivery of gold. Net assets as of 7/22/2020. Source: VanEck. The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location. It is expected that, if an Investor submits shares to the Trust, the exchange for physical gold will generally not be a taxable event. See tax discussion in prospectus. Not tax advice; please consult with a tax professional for tax advice . Please see important disclosures at the beginning of this presentation. Deliverability VanEck Merk Gold Trust holds gold bullion in the form of allocated London Bars. It differentiates itself by providing investors with the option to take physical delivery of gold bullion in exchange for their shares. Convertibility For the purpose of facilitating delivery, Merk has developed a patented process for the conversion of London Bars into gold coins and bars in denominations investors may desire. Tax Efficiency Taking delivery of gold is not a taxable event as investors merely take possession of what they already own: the gold. Why Delivery Matters? Access : Investors have direct access to their gold Efficiency : OUNZ investors that choose to take delivery of physical gold avoid the tax liability associated with selling other gold ETF sh ares in order to fund physical gold purchases Peace of Mind : Gold has successfully been delved to OUNZ investors in exchange for their shares providing an extra layer of comfort to investors that their gold is in fact in OUNZ’s vault

VanEck's Gold Investments – Gold Miners

Gold miners offer indirect exposure to gold. Business heavily dependent on gold prices but other factors also impact performance.

Actively Managed Mutual Fund

International Investors Gold Fund

An actively managed portfolio of gold mining equities with a 40+ year track record. The fund is managed by a specialized investment team that conducts continuous on- and under-the-ground research to access mining efficiencies and opportunities.

Tickers	
Class A	INIVX
Class C	IIGCX
Class I	INIIX
Class Y	INIYX
Inception Date	2/10/1956
Expense Ratio Gross/Net (%)	
Class A	1.49/1.45
Class C	2.31/2.20
Class I	1.09/1.00
Class Y	1.17/1.10
Net Assets ($M)	1,007.0

Exchange Traded Funds

Van Eck Vectors Gold Miners ETF

Comprehensive portfolio of global gold miners

Ticker	GDX
Benchmark Index	NYSE Arca Gold Miners Index
Inception Date	5/16/2006
Expense Ratio Gross/Net (%)	0.52/0.52
Net Assets ($M)	15,962.7

Van Eck Vectors Junior Gold Miners ETF

Early stage and exploratory global gold miners

Ticker	GDXJ
Benchmark Index	MVIS Global Junior Gold Miners Index
Inception Date	11/10/2009
Expense Ratio Gross/Net (%)	0.53/0.53
Net Assets ($M)	5,234.8

Data as of 6/30/2020. Source: VanEck. Please see important disclosures at the beginning of this presentation

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VanEck®

Active Gold Investment Team



Joe Foster | Portfolio Manager

- Portfolio Manager for VanEck's Gold strategies since 1996
- Also serves as Gold Strategist for VanEck's natural resource investment teams
- Nearly 40 years of gold industry experience in mining and finance
- Previously a Senior Geologist at Pinson Mining Company and Exploration Geologist at Lacana Gold Inc.
- MBA, MS (Geology), University of Nevada-Reno; BS (Geology), Tennessee Technological University



Imaru Casanova | Deputy Portfolio Manager

- Senior Gold Analyst for VanEck's Gold and Natural Resources strategies since joining in 2011
- Over 20 years of gold and natural resource industry experience in finance
- Previously Managing Director at McNicoll Lewis & Vlak and Research Analyst at Barnard Jacobs Mellet and BMO
- Prior career experience as a Petroleum Engineer and Offshore Well Site Supervisor for Shell in Venezuela
- MS (Mechanical Engineering), Case Western Reserve; BS (Mechanical Engineering), Case Western Reserve



Charl P. de M. Malan | Senior Analyst

- Senior Metals & Mining Analyst for VanEck's Gold and Natural Resources strategies since joining in 2003
- Nearly 25 years of metals and mining industry experience in finance
- Previously Equity Analyst at JPMorgan Chase and Junior Portfolio Manager at Standard Corporate and Merchant Bank
- MBA, BA (Business Administration), University of Stellenbosch; BA (Arts), University of Pretoria

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VanEck®

These indices do not reflect the performance of a fund . All indices listed are unmanaged indices and include the reinvestment of all dividends, but do not reflect the payment of transaction costs, advisory fees or expenses that are associated with an investment in a fund . Certain indices may take into account withholding taxes . An index’s performance is not illustrative of a fund’s performance . Indices are not securities in which investments can be made . NYSE Arca Gold Miners Index (GDMNTR) is a modified market capitalization - weighted index composed of publicly traded companies involved primarily in the mining for gold . The Index is calculated and maintained by the New York Stock Exchange . MVIS ® Junior Gold Miners Index (MVGDXJTR) is a rules - based, modified market capitalization - weighted, float - adjusted index comprised of a global universe of publicly traded small - capitalization companies that generate at least 50 % of their revenues from gold and/or silver mining/royalties/streaming or have mining projects with the potential to generate at least 50 % of their revenues from gold and/or silver when developed . Gold Spot (GOLDS Commodity) is quoted as U . S . dollars per Troy Ounce . S&P 500 ® Index (S&P 500 ) consists of 500 widely held common stocks, covering four broad sectors (industrials, utilities, financial and transportation) . Dow Jones Industrial Average (DJIA) is a price - weighted average of 30 significant stocks traded on the New York Stock Exchange (NYSE) and the Nasdaq . Bloomberg Barclays US Treasury Index measures U . S . dollar - denominated, fixed - rate, nominal debt issued by the U . S . Treasury . Bloomberg Barclays US 1 - 3 Year Treasury Bond Index measures public obligations of the U . S . Treasury with a maturity between 1 and up to (but not including) 3 years . Bloomberg Barclays Global Aggregate Bond Index is a market - weighted index of global government, government - related agencies, corporate and securitized fixed - income investments . MSCI EAFE Index is an equity index which captures large and mid cap representation across Developed Markets countries around the world, excluding the US and Canada . MSCI Emerging Markets Index is a free float - adjusted market capitalization index that is designed to measure equity market performance of emerging markets . FTSE NAREIT All Equity REIT Index is a free - float adjusted, market capitalization - weighted index of U . S . Equity REITs . Gold Bullion or LBMA Gold Price is the London Bullion Market Association measure of gold price quoted in U . S dollars The S&P 500 Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Van Eck Associates Corporation . Copyright © 2020 S&P Dow Jones Indices LLC, a division of S&P Global, Inc . , and/or its affiliates . All rights reserved . Redistribution or reproduction in whole or in part are prohibited without written permission of S&P Dow Jones Indices LLC . For more information on any of S&P Dow Jones Indices LLC’s indices please visit www . spdji . com . S&P® is a registered trademark of S&P Global and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC . Neither S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, their affiliates nor their third party licensors make any representation or warranty, express or implied, as to the ability of any index to accurately represent the asset class or market sector that it purports to represent and neither S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, their affiliates nor their third party licensors shall have any liability for any errors, omissions, or interruptions of any index or the data included therein . Bloomberg Barclays Indices does not sponsor, endorse, or promote the Fund and bears no liability with respect to the Fund or security . Index Descriptions 38